Exhibit 99.1

Planet Fitness Announces Chief Financial Officer Transition

Former CFO Tom Fitzgerald Appointed Interim CFO

Company Initiates Comprehensive Search for Permanent CFO; Reaffirms 2026 Guidance

HAMPTON, N.H. – March 9, 2026 – Planet Fitness, Inc. (NYSE: PLNT) (the “Company”), one of the largest and fastest-growing fitness center operators with more members than any other fitness brand, today announced that Tom Fitzgerald, who previously served as Planet Fitness’ Chief Financial Officer, has been appointed Interim CFO, effective today. Fitzgerald’s appointment follows the departure of Jay Stasz from the Company. The Company, with the support of a leading executive search firm, has initiated the process to identify a permanent CFO.

“We are pleased to welcome Tom back to the Planet Fitness team as Interim CFO,” said Colleen Keating, Chief Executive Officer of Planet Fitness. “Tom brings deep institutional knowledge of our business and industry, and a proven track record of strong financial and business leadership. Having guided the Company through significant periods of growth, Tom’s broad background across several multi-unit brands and expertise driving value creation will support the execution of our long-term strategy as we conduct the search for a permanent CFO.”

“My time as CFO of Planet Fitness stands out as a highlight of my career, and I’m excited to return and support the Company through this interim period,” said Mr. Fitzgerald. “Planet Fitness has a powerful brand, a highly resilient franchise model, and significant long-term growth opportunity. As the Company conducts its search process for the next CFO, I look forward to working closely with Colleen and the leadership team to advance the Company’s strategic and financial objectives and strengthen our competitive edge.”

Ms. Keating continued, “I thank Jay for his contributions during his time with the Company. We appreciate his service and wish him success in his next chapter.”

The Company is reaffirming its 2026 financial guidance, as previously announced on February 24, 2026.

About Tom Fitzgerald

Tom Fitzgerald is a highly accomplished senior financial executive with more than four decades of experience in senior finance and operating leadership roles across multi-unit, consumer-facing businesses. He joined Planet Fitness as Chief Financial Officer in 2020, serving in that role through 2024, where his responsibilities included all aspects of financial leadership, including financial strategy, capital allocation, investor relations, and supporting the Company through the COVID-19 period, as well as playing a key role in the acquisition of one of Planet Fitness’ largest and best-performing franchisees.

Prior to joining Planet Fitness, Mr. Fitzgerald served as Chief Financial Officer and Senior Vice President of Potbelly Sandwich Works, held multiple leadership roles at Charming Charlie, including President and Chief Financial Officer and Chief Administrative Officer, and previously served as Chief Administrative Officer of Sears Canada. Earlier in his career, he served in senior leadership positions at Liz Claiborne (Chief Operating Officer), Burlington Coat Factory (Chief Financial Officer), Bath & Body Works (Chief Operating Officer), and began his career at PepsiCo.

Mr. Fitzgerald is a member of the board of Premier Franchise Management. He holds an MBA in Finance from Indiana University’s Kelley School of Business and a Bachelor’s degree in Finance from the University of Florida.

About Planet Fitness

Founded in 1992 in Dover, NH, Planet Fitness is one of the largest and fastest-growing franchisors and operators of fitness clubs in the world by number of members and locations. As of December 31, 2025, Planet Fitness had approximately 20.8 million members and 2,896 clubs in all 50 states, the District of Columbia, Puerto Rico, Canada, Panama, Mexico, Australia and Spain. The Company’s mission is to enhance people’s lives by providing a high-quality fitness experience in a welcoming, non-intimidating environment, which we call the Judgement Free Zone®. Approximately 90% of Planet Fitness clubs are owned and operated by independent business owners.

Forward Looking Statements

This press release contains “forward-looking statements” within the meaning of the federal securities laws, which involve risks and uncertainties. Forward-looking statements include the Company’s statements with respect to 2026 financial guidance, those attributed to the Company’s Chief Executive Officer in this press release, and other statements, estimates and projections that do not relate solely to historical facts. Forward-looking statements can be identified by words such as “anticipate,” “believe,” “envision,” “estimate,” “expect,” “intend,” “may,” “might,” “goal,” “plan,” “prospect,” “predict,” “project,” “target,” “potential,” “assumption,” “will,” “would,” “could,” “should,” “continue,” “ongoing,” “contemplate,” “future,” “strategy” and similar references to future periods, although not all forward-looking statements include these identifying words. Forward-looking statements are not assurances of future performance. Instead, they are based only on the Company’s current beliefs, expectations and assumptions regarding the future of the business, future plans and strategies, projections, anticipated events and trends, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of the Company’s control. Actual results and financial condition may differ materially from those indicated in the forward-looking statements. Important factors that could cause our actual results to differ materially include competition in the fitness industry, the Company’s and franchisees’ ability to attract and retain members, the Company’s and franchisees’ ability to identify and secure suitable sites for new franchise clubs, changes in consumer demand, changes in equipment costs, the Company’s ability to expand into new markets domestically and internationally, operating costs for the Company and franchisees generally, availability and cost of capital for franchisees, acquisition activity, developments and changes in laws and regulations, our substantial increased indebtedness as a result of our refinancing and securitization transactions and our ability to incur additional indebtedness or refinance that indebtedness in the future, our future financial performance and our ability to pay principal and interest on our indebtedness, our corporate structure and tax receivable agreements, failures, interruptions or security breaches of the Company’s information systems or technology, general economic conditions and the other factors described in the Company’s annual report on Form 10-K for the year ended December 31, 2025, as well as the Company’s other filings with the Securities and Exchange Commission. In light of the significant risks and uncertainties inherent in forward-looking statements, investors should not place undue reliance on forward-looking statements, which reflect the Company’s views only as of the date of this press release. Except as required by law, neither the Company nor any of its affiliates or representatives undertake any obligation to provide additional information or to correct or update any information set forth in this release, whether as a result of new information, future developments or otherwise.

Investor Contact:

Stacey Caravella, Planet Fitness

investor@planetfitness.com

603-750-4674

Media Contact:

McCall Gosselin, Planet Fitness

mccall.gosselin@planetcsc.com

603-957-4650